EXHIBIT 99.1

CASMED Reports Q2 2011 Results

FORE-SIGHT Tissue Oximetry Revenue Jumps

BRANFORD, Conn., Aug. 10, 2011 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today reported financial results for the second quarter of 2011, ended June 30, 2011. Worldwide FORE-SIGHT® Absolute Tissue Oximetry revenues increased to $1.8 million, or 30% over the second quarter of 2010.

Other second quarter highlights included:

  $15 million private placement transaction with Thomas McNerney & Partners
  A record sixty-one FORE-SIGHT monitors placed world-wide
  Domestic FORE-SIGHT disposable revenue growth of 50%
  Agreement executed with Medline Industries to distribute co-branded vital signs monitors

"The $15 million investment by Thomas McNerney & Partners in early June was a transformational event for the Company," said Thomas M. Patton, President and CEO of CASMED. "We now have the working capital we need to continue to invest in our growth plans without worries about liquidity and to capitalize on the market opportunities we see for our FORE-SIGHT Tissue Oximetry products."

For the second quarter of 2011, the Company reported total revenues of $5.7 million compared to $6.3 million in the prior year period. FORE-SIGHT Oximetry revenues were $1.8 million, up 30% over prior year and 14% over the first quarter of 2011. Domestic FORE-SIGHT disposable sensor revenues were up 50% over the prior year and 11% over the first quarter of 2011. The Company's worldwide installed base of FORE-SIGHT monitors increased by 61 monitors in the second quarter.

Traditional Monitoring revenues for the second quarter of 2011 were $3.9 million, down $1.0 million from the prior year, due to discontinued products, the earlier loss of OEM license revenue and decreased international sales of vital signs monitors. Operating expenses for the second quarter were $3.8 million, up $0.7 million from the prior year, as a result of planned increases in R&D and Sales and Marketing, primarily related to the Company's Tissue Oximetry product line.

The net loss applicable to common stockholders for the second quarter of 2011 was $1.4 million, or $(0.11) per basic and diluted common share, compared to net income applicable to common stockholders of $8,000, or $0.00 per basic and diluted common share, for the second quarter of 2010.

"The FORE-SIGHT revenue growth rates continue to meet our expectations and we are pleased with our domestic sensor revenue gains in particular," said Mr. Patton. "We feel these gains reflect our increased investment in sales and marketing efforts over the past few quarters and show growing clinician acceptance of our best-in-class technology to improve patient care."

Conference Call Information

CASMED will host a conference call on August 10, 2011 at 10:00 a.m. Eastern Time to discuss second quarter 2011 results. Participants on the call will be Thomas Patton, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-303-9207 (domestic) or 760-536-5228 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED® - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Tissue Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for all patients – adult, pediatric and neonatal – regardless of age or weight. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Absolute Tissue Oximeter, and Traditional Vital Signs Monitoring, including bedside patient vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, neonatal intensive care supplies, and service. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2010 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
UNAUDITED

	June 30,	Dec 31,
	2011	2010

Cash and cash equivalents	$ 15,388,288	$ 4,492,690
Accounts receivable	3,333,467	2,606,616
Income tax receivable	--	13,655
Inventories	4,450,817	4,812,965
Other current assets	431,252	310,187
Total current assets	23,603,824	12,236,113

Property and equipment	6,922,594	7,053,896
Less accumulated depreciation	(5,210,421)	(5,244,819)
	1,712,173	1,809,077

Intangible and other assets, net	693,993	651,626

Total assets	$ 26,009,990	$ 14,696,816

Accounts payable	1,492,798	2,283,906
Accrued expenses	1,157,362	909,331
Note payable	134,335	--
Total current liabilities	2,784,495	3,193,237

Other liabilities	211,159	211,159
Deferred gain on sale of facilities	832,108	899,426

Total liabilities	3,827,762	4,303,822

Series A exchangeable preferred stock	5,075,123	--

Series A convertibile preferred stock	8,834,745	--
Common stock	54,787	54,302
Additional paid-in capital	10,427,418	10,002,600
Treasury stock	(101,480)	(101,480)
(Accumulated deficit)/retained earnings	(2,108,365)	437,572
Stockholders' equity	17,107,105	10,392,994

Total liabilities & stockholders' equity	$ 26,009,990	$ 14,696,816

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Revenues	$ 5,717,179	$ 6,318,343	$ 11,360,303	$ 12,426,787

Costs and expenses:
Cost of products sold	3,591,538	3,585,318	7,100,107	7,039,496
Gross profit	2,125,641	2,733,025	4,260,196	5,387,291

Research and development	805,229	465,088	1,517,573	928,765
Selling, general and administrative	2,977,904	2,583,842	5,668,747	4,703,602
Operating expenses	3,783,133	3,048,930	7,186,320	5,632,367

Operating loss from continuing operations	(1,657,492)	(315,905)	(2,926,124)	(245,076)

Other (income) expense	(2,493)	22,966	(5,055)	47,969

Loss from continuing operations
before income taxes	(1,654,999)	(338,871)	(2,921,069)	(293,045)

Income tax (benefit)	(107,097)	(146,775)	(127,544)	(139,829)

Loss from continuing operations	(1,547,902)	(192,096)	(2,793,525)	(153,216)
Income from discontinued operations	207,896	199,768	247,588	368,410
Net (loss) income	(1,340,006)	7,672	(2,545,937)	215,194

Net (loss) income applicable to
common stockholders	$ (1,414,164)	$ 7,672	$ (2,620,095)	$ 215,194
Per share basic and diluted (loss) income
applicable to common stockholders:
Continuing operations	$ (0.12)	$ (0.02)	$ (0.22)	$ (0.01)
Discontinued operations	$ 0.01	$ 0.02	$ 0.02	$ 0.03
Net (loss) income	$ (0.11)	$ 0.00	$ (0.20)	$ 0.02

Weighted average common shares outstanding --
Basic and diluted	13,086,493	11,617,719	13,048,845	11,480,541
CONTACT: Company Contacts
         CAS Medical Systems, Inc.
         Susan Carron
         Director of Corporate Communications
         203-488-6056
         ir@casmed.com